Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reserve reports setting forth the interests of Plains Exploration & Production Company and its subsidiaries (collectively, “Plains”) relating to the estimated quantities of certain of Plains’ proved reserves of oil and gas and present values thereof for the years 2006, 2005 and 2004 originally included in Plains’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2007. We further consent to references to our firm under the heading “Experts” in this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E Executive Vice President

Houston, Texas

March 5, 2007